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                                                                     Exhibit 5.1

                  [LETTERHEAD OF FULBRIGHT & JAWORSKI L.L.P.]


August 31, 2000

Voxware, Inc.
Lawrenceville Office Park
P.O. Box 5363
Princeton, New Jersey 08543-5363

             Re: Voxware, Inc. Registration Statement on Form S-3
                 ------------------------------------------------

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 (the "Registration Statement"), to be filed by Voxware, Inc. (the "Company") under the Securities Act of 1933, as amended, relating to the registration of a total of 3,578,000 shares of the Company's Common Stock (the "Shares"), par value $.001 per share. We understand that the Shares are to be sold from time to time on the Nasdaq National Market at prevailing prices or as otherwise described in the Registration Statement. As counsel for the Company, we have examined such corporate records, other documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

     Upon the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized, legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                                            Very truly yours,

                                            /s/ Fulbright & Jaworski L.L.P.